EXHIBIT 10.10

               DATABASE MANAGEMENT AND DIRECT MARKETING AGREEMENT

This agreement between ConsumerNet with it's principal place of business at 2-40 Bridge Avenue, Red Bank, New Jersey 07701, together with its affiliates, subsidiaries and successors, ("ConsumerNet"), and eDiets.com with its principal place of business at 3467 Hillsboro Boulevard, Deerfield Beach, Florida 33443 together with its affiliates, subsidiaries and successors ("The Company"), is made and entered into this _____ day of August, 1999 (the "Effective Date").

WHEREAS, "The Company" is an owner of publications and sites on the World Wide Web located at WWW.EDIETS.COM (the "Company Site"); and

WHEREAS, ConsumerNet maintains a site on the World Wide Web located at "www.consumernet.com", ("ConsumerNet Site"); and

WHEREAS, ConsumerNet desires to collect, manage and market end-user information for The Company; and

WHEREAS, The Company is willing to provide all reasonable assistance to enable ConsumerNet to collect end-user information from the Company site ("Company Site Users") and to provide access to the ConsumerNet Site from the Company Site.

NOW THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.       ENGAGEMENT.

         The Company hereby engages ConsumerNet as its consumer database manager to manage information collected from Company Site Users and other end-users who elect to receive information from The Company, ConsumerNet or other third party providers and to market such information to direct marketers and other clients ConsumerNet may obtain through brokerage channels.

2.                "THE COMPANY'S" OBLIGATIONS.

                  1. The Confidential Alliance Member Cancellation Agreement will be contingent upon the representation and warrant of the quality of the database and upon the confirmation of 3rd party opt-in status. All opt-in data ConsumerNet receives will contain the following demographic information: firm name, last name, e-mail address, zip code, gender, age, height and weight. Additionally, this Cancellation Agreement will be based upon the continued and regular transfer of demographic data, collected on the eDiets Web site, to ConsumerNet.

                  2. The Company grants to ConsumerNet the right to publicly display The Company site in all promotion, advertising and other materials relating to distribution of direct marketing materials through the ConsumerNet site.

                  3. The Company shall provide ConsumerNet with a list of Opt-In Company Site Users including the names, e-mail addresses, and demographic information of Company Site Users in electronic ASCII format on a continuous basis ("User List(s)"). The User Lists shall remain the exclusive property of The Company and ConsumerNet at all times, and will have rights, title and interest in such User Lists for the purposes contemplated by this Agreement. Please refer to the Confidential Alliance Member Cancellation Agreement for revisions pertaining to this subsection.

3. CONSUMERNET'S OBLIGATIONS.

         ConsumerNet shall provide the technology to implement registration forms for Company Site Users to register for the ConsumerNet Service in accordance with this Agreement.

                  3.1 ConsumerNet grants to The Company a non-exclusive, non-transferable, royalty-free license to incorporate, use and distribute the ConsumerNet Site on The Company Site during the Term (as defined in Section 6 below) of this Agreement, subject to the terms and conditions herein.
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                  3.2 At ConsumerNet's option, ConsumerNet may promote the
                  availability of the ConsumerNet Site on The Company Site by maintaining a link to The Company Site.

                  3.3 ConsumerNet shall use its best efforts to manage and market The User Links to direct marketers who use ConsumerNet Service and to other customers ConsumerNet may obtain through other list brokerage channels.

                  3.4 ConsumerNet shall be responsible for and handle all merge/purge, subscribe/unsubscribe requests, servicing and mailing of The User Lists, and processing customer orders. The Company shall maintain the lists as Opt-In lists that the Company Site Users can join voluntarily.

                  3.5 ConsumerNet shall continue to prominently post a notice on the ConsumerNet Site that Company Site Users may "unsubscribe" to the ConsumerNet Service at any time. ConsumerNet shall promptly "unsubscribe" any Company Site User upon receipt of a request to do so from a Company Site User.

4.       SCHEDULE.

         Within thirty (30) days of the Effective Date, the parties shall use their best efforts to link the ConsumerNet Site to The Company Site, and to create and establish any and all co-branded pages.

5.       FEES.

                  1. For the service, rights and licenses provided hereunder, ConsumerNet shall pay The Company a fee of fifty percent (50%) of the Net Revenues (defined below) collected by ConsumerNet for the rental of The User Lists. ConsumerNet shall have the rights to employ another broker to market The User Lists, subject to the terms of this Agreement. ConsumerNet may pay such other broker a portion of its share of the Net Revenues, in its sole discretion. The current price for use of each name on the User List is $.15-$.25 per name, which price is subject to change at the sole discretion of ConsumerNet. For purposes of this agreement, "Net Revenues" shall mean the revenues billed and annually collected by ConsumerNet for each rental of The User Lists under this Section 5.1. net of all applicable discounts, returns, and credits in the ordinary course of business.

                  2. On the fifteenth business day following the end of each month, ConsumerNet shall pay The Company the above fee based on Net Revenues Collected for use of The User Lists during such prior month. ConsumerNet shall provide The Company with a monthly statement that shall contain a reasonably detailed calculation of such fee, and information regarding The User Lists rental, funds owed and funds collected (the "Statement"). Any such Statement shall be final and binding on the parties, unless The Company objects in writing within sixty (60) days of receipt of the Statement.

         3. ConsumerNet shall keep complete and accurate books and records with respect to the Net Revenues received from the ConsumerNet Site in accordance with generally accepting accounting principles. The Company shall have the right to examine ConsumerNet's books and records concerning the services rendered hereunder at ConsumerNet's offices and at a mutually agreeable time.

                  Any such examination shall be at The Company's sole expense, unless errors in accounting to The Company's disadvantage amount to five percent (5%) or more of the total sum paid to The Company in their accounting period shall be found. In such event, ConsumerNet shall pay the amount of the error and pay the reasonable costs of the examination.

6.       TERM.

         The term of this Agreement shall commence upon execution of this Agreement and shall end two years after the Effective Date (the "Initial Term"). This Agreement shall be automatically renewed thereafter for successive terms of two (2) (each a "Renewal Term"), unless either party provides written notice of termination to the other party prior to the expiration of the Initial Term of the then current Renewal Term. The Initial Term and any current Renewal Term shall be referred to collectively as the "Term". Notwithstanding the foregoing, either party may terminate this Agreement for any reason whatsoever upon ninety (90) days prior written notice to the other party.

7.       [ILLEGIBLE]
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                  1. ConsumerNet represents and warrants that it has the right to grant the rights granted to The Company hereunder and to distribute The User Lists through the ConsumerNet Site and that neither the rights granted to The Company hereunder, nor the exercise of such rights will infringe upon or conflict with the rights held by any third party under any trademark, copyright, trade secret or other proprietary right. ConsumerNet shall indemnify, defend and hold harmless The Company, its directors, officers, employees, agents and assigns from and against any and all losses, claims, damages, liabilities, judgments, costs and expenses (including reasonable attorney's fees) resulting from or arising out of
                  (i) any of the foregoing representations and warranties being false or inaccurate in any way, or (ii) ConsumerNet material breach of this Agreement. The Company shall notify ConsumerNet promptly of any such claim or litigation and shall cooperate with ConsumerNet in every reasonable way, at ConsumerNet expense, to facilitate the defense of such claim or litigation.

                  2. The Company represents and warrants that it has the right to grant the rights granted to ConsumerNet hereunder and that neither the rights granted to ConsumerNet hereunder, nor the exercise of such rights will infringe upon or conflict with the rights held by any third party under any trademark, copyright, trade secret or other proprietary right. The Company shall indemnify, defend and hold harmless ConsumerNet, its directors, officers, employees, agents and assigns from and against any and all claims, losses, damages, liabilities, judgments, costs and expenses (including reasonable attorneys' fees) resulting from or arising out of (i) any of the foregoing representations and warranties being false or inaccurate in any way, or (ii) The Company's material breach of this Agreement. ConsumerNet shall notify The Company promptly of any such claim or litigation and shall cooperate with The Company in every reasonable way, at The Company's expense, to facilitate the defense of such claim or litigation.

8.       CONFIDENTIALITY.

         In the course of performing this Agreement, each of ConsumerNet and The Company may be given access to certain confidential and/or proprietary information and trade secrets relating to the other party's list of end user names and email addresses, computer systems, World Wide Web Sites, business operations, strategic plans and other confidential matters (the "Confidential Information"). Confidential information shall be deemed not to include any information which (i) at the time of disclosure or thereafter is generally available to and known by the pubic (other than as a result of disclosure directly or indirectly by the parties), (ii) was available to the parties on a non-confidential basis from a source other than one of their employees, representatives and advisors, provided that such source in not in breach of any obligations of confidentiality to the parties, or (iii) has been independently acquired or developed by the parties without violating any of the parties' obligations pursuant to this Agreement. Such Confidential Information is of a highly sensitive nature, is a special, valuable and unique asset of the business of The Company and ConsumerNet, respectively, and its improper use would be materially damaging to The Company and ConsumerNet, respectively. Each party shall hold in strict confidence all data, records, and materials relating to the Confidential Information of the other party. Unless otherwise required by law, each party shall not, directly or indirectly, disclose any of the confidential Information or make it available to any third party or use it for its benefit or the benefit of any third party except as expressly authorized in this Agreement. Each party agrees not to make copies of any such Confidential Information, except as required in the due course of performing services hereunder. Each party shall not disclose the Confidential Information to any of its employees, representatives and advisors, except those with a need to know such Confidential Information for the purpose of performing their obligations under this Agreement.

9.       LIMITATION OF LIABILITY.

         IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL OR LOST PROFIT DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.      GENERAL.

                  1. The relationship created by this Agreement is that of independent contractor. Nothing in this Agreement shall be constructed to make either party the partner, agent, employee or representative of the other. Neither party has authority to make any warranties or incur any liabilities on behalf of or binding on the other party.
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                  2. This Agreement shall be construed and governed by the laws of the State of New York. Any dispute arising out of this Agreement or the breach thereof, except for a claim for injunctive relief, shall be submitted to arbitration pursuant to the rules of the American Arbitration Association. Any such arbitration shall be held in the County of New York, State of New York. Judgment upon the award rendered by the arbitration may be entered into any court having jurisdiction thereof.

                  3. Neither party shall assign this Agreement or delegate any rights, duties or obligations hereunder to any other entity without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

                  4. Any notices required to be given pursuant to this Agreement shall be in writing and shall be deemed to have been property given when personally delivered on the day after if given by nationally recognized overnight courier, or on the third business day after mailing if given by registered or certified mail, return receipt requested to the other party at the following addresses:

         If to ConsumerNet:         ConsumerNet
                                    2-40 Bridge Avenue
                                    2nd Floor
                                    Red Bank, New Jersey 07701
                                    Attention: Paul Chachion

         With a copy to:            Kelly, Dry & Warren
                                    Two Stanford Plaza
                                    281 Tressor Boulevard
                                    Stanford, CT 06901-3229
                                    Attention: John Capetta

Either party may change the address or addresses to which such notices should be directed by giving written notice to the other party of such change.

11. This Agreement constitutes the entire understanding and agreement of the parties with respect to its subject matter and supersedes and replaces all prior agreements, understandings or representations, written or oral. The provisions in Sections 7 and 8 shall survive the termination of this Agreement. This Agreement may be amended or modified only by a written agreement signed by both parties. If any provision of this Agreement is held to be unenforceable, invalid or illegal by any court of competent jurisdiction, such unenforceable, invalid or illegal provision shall not affect the remainder of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original, and all of which shall constitute but one Agreement. The terms and provisions of this Agreement are binding on and shall inure to the benefit of the parties hereto and their respective successors and their assigns. Recourse by Company against ConsumerNet shall extend only to ConsumerNet and not to any of ConsumerNet's employees, agents, officers, director, partners, affiliates, and/or licensees.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

ConsumerNet                                   eDiets.com
By:  [ILLEGIBLE]                              By: /s/ DAVID R. HUMBLE
Name:  [ILLEGIBLE]                            Name:   David R. Humble
Title:  [ILLEGIBLE]                           Title:  CEO
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